HYDROGEN

1801 Route 51 South
Jefferson Hills, PA 15025 **USA**
www.hydrogenllc.net

FROM: LEO BLOMEN, CHIEF EXECUTIVE OFFICER
HYDROGEN, LLC

RE: EMPLOYMENT AGREEMENT

DATE: JANUARY 27, 2005

Mr. L. Scott Wilshire
3 Cheviot Court
Clifton Park, NY 12065

Dear Scott:

It is with considerable pleasure I write to make you, on behalf of HydroGen, L.L.C. ("HydroGen" or the "Company"), a formal offer of employment with HydroGen, L.L.C. This letter shall serve, upon your execution and return to me, as our agreement ("Agreement") for terms of employment. It will, however, be subject to (1) you signing HydroGen's general employment agreement ("General Agreement", attachment "A" hereto), and HydroGen's Employee Handbook acknowledgement (attachment "B" hereto); and (2) the completion of a background check to the satisfaction of HydroGen management. In addition to these two requirements, and because the Agreement requires the granting of an option on ownership interests of HydroGen, the portion of the Agreement transferring ownership rights in the Company will require ratification by members owning at least 2/3 of the total outstanding membership units of HydroGen, in accordance with HydroGen's operating agreement.

Your signature and acknowledgment of the General Agreement and Employee Handbook is required because these documents set forth the Company's general employment policies applicable to all full time employees of HydroGen. However, in the event (and solely to the extent) that any of the terms and conditions of this Agreement are in direct conflict with any provisions of the General Agreement and the Employee Handbook, this Agreement shall supersede those documents and shall control. In particular, you will note that the General Agreement includes an "employment at-will" provision stating that all employees of HydroGen may have their employment status be terminated at any time, for any or no reason, at the discretion of the Company. HydroGen will, from time to time, in order to attract key management, enter into contractual arrangements, such as this one, that vary from its standard "at-will employment" policy and agree to a specific period of employment and/or severance pay in the event of termination. However this Agreement, like all HydroGen employment agreements, is subject to termination for Cause, as such term is defined herein, in the General Agreement, or in the Employee Handbook. Similarly, and for the same reasons, your benefits or vacation time as stated herein may vary from that provided in the General Agreement or the Employee Handbook, and this Agreement will again control.

LSW
LB

Your terms of employment are as follows:

1. A base salary of $150,000/yr, payable bimonthly, increasing to $180,000/yr, should HydroGen complete a secondary offering of $15,000,000 or more in company securities, which secondary offering is targeted for in and around summer 2006 ("secondary offering" as used in this Agreement means the second round of raising public or private capital, and excludes all financings that may have taken place prior to this Agreement, including but not limited to any recapitalization or bridge loans); provided, however, that after January 1, 2007 all salary and bonuses shall be subject to the recommendations of a compensation committee appointed by the Chief Executive Officer;
2. A first-year bonus of $25,000 following successful completion of milestones set forth in an understanding that the parties will agree to within 2 months from the date of employment. In subsequent years bonuses will be determined by a compensation committee;
3. Options to purchase units of HydroGen membership interest ("Option Units") equaling 2.08% of the current outstanding membership interests, which Option Units are subject to pro rata dilution and shall be issued upon the terms and conditions set forth in attachment "C" hereto;
4. A one week househunting trip for you and your family to locate housing in the Pittsburgh, Pennsylvania area including transportation, meals, and lodging;
5. A relocation package, covering reasonable moving expenses with a target of $40,000, with you and your family moving to the Pittsburgh, Pennsylvania area on or about July 31, 2005. Any material costs in excess of this target shall be subject to prior authorization by the CEO or his designee, such authorization to not be unreasonably withheld. This relocation package shall include reasonable and customary costs associated with the disposition of your New York home (e.g. realtor fees, attorney fees, statutory costs), purchase of a home in Pittsburgh (e.g. settlement fees, inspections, title insurance, attorney fees, and statutory costs), and movement of household goods including transport and full value insurance associated with the movement of household goods and travel and living costs between New York and Pittsburgh during the move period;
6. An interim arrangement for that period of time covering the beginning of your employment until you and your family move to Pittsburgh, which arrangement shall provide for reimbursement of your reasonably incurred expenses, such as might be incurred obtaining temporary housing and traveling between your home and the office. The number of trips and your schedule shall be mutually agreed to during the course of this interim period;
7. Participation (for yourself, your spouse and minor dependents) in the standard HydroGen benefits package provided all full time employees, including coverage in the Company's medical and disability plans. The medical and disability coverage shall be in effect on your start date;
8. A term life insurance policy with the beneficiaries set forth pursuant to your direction equal to two times your annual salary, provided that HydroGen's insurer agrees to provide such insurance; and
9. Four weeks per year (non-cumulative) paid vacation, accruing in a manner consistent with the general vacation policies set forth in the Employee Handbook and taken. Reasonable time exclusive of the vacation time shall be provided for the relocation period.

This Agreement shall be for a term of 36 months, commencing March 1, 2005, and may be renewed by mutual written agreement upon identical terms and conditions or such different or additional terms as we may agree. Prior to March 1, 2005, you may be asked to undertake work for the Company on a limited basis, with the terms of such engagement to be worked out when the need arises and subject to the needs of your current employer. Notwithstanding the foregoing, this Agreement may be terminated for Cause by the Company prior to the scheduled expiration of the term of this Agreement.

You will report to me, as the Chief Executive Officer of HydroGen, or my designee, such as the President, and serve as part of the executive management team. Your title will be Chief Operating Officer, and your office will be located in our Jefferson Hills, Pennsylvania facility. You will, in the first several months, work together with the Chief Executive Officer or his designee to create a document setting forth your general duties and responsibilities, which will include such duties and responsibilities as may be generally associated with the position of a chief of operations. Your duties and responsibilities shall also include whatever work as may be assigned to you by the office of the chief executive or his designee. Finally, as an officer of the company, you will be responsible to undertake those general fiduciary obligations that are imposed on you by law.

If your employment is terminated for Cause by the Company, then your compensation, and your rights under this Agreement, will terminate on the date your employment is terminated, and the Company will have no further liability under this Agreement except for payment of (i) earned and unpaid base salary as of the effective date of termination, and (ii) any expenses incurred by you for which you are properly entitled to reimbursement not theretofore reimbursed by the Company.

As used herein, the term "cause" means the breach of any of the terms and conditions of the General Agreement or the Employee Handbook (including, without limitation, the nondisclosure, non-solicitation, non-competition, non-discrimination and sexual harassment provisions and policies contained therein). In addition, "cause" also shall mean breach of any fiduciary duty owed to the Company, a conviction of or a no contest plea to a felony offense or possession of illegal narcotics; habitual drunkenness or drug use, excessive absenteeism, and willful misconduct or gross negligence in the performance of your duties on behalf of the Company. Should HydroGen terminate this Agreement for any reason other than for "cause" as set forth above, you shall be entitled to a severance package of six months pay from the date of notice of termination, plus all unpaid and reasonable expenses you may have incurred on behalf of the Company to the date of notice of termination.

Scott, I very much look forward to you joining our management team, and for a prosperous time ahead for HydroGen. Please review the attachments to this Agreement carefully, and let me know if you have any questions. Once you are satisfied with this arrangement, please execute this Agreement and return it to me. We will then immediately begin the process of obtaining the necessary ratification of your options, as well as the background check. You will need to execute the General Agreement and Employee Handbook acknowledgment on or before your starting date.

Yours Very Truly,

Leo Blomen
Chief Executive Officer
HydroGen, L.L.C.

Agreed and Accepted,
This 21th day of January 2005

L. Scott Wilshire

F:\DOCUMNTS\SML\HydroGen LLC\Wilshire Employment Agreement-V2.doc